UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G-A
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                              U.S. Can Corporation
         ---------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    90328W105
                          -----------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 14 Pages

-------------------------                           ---------------------------
|CUSIP NO. 90328W105    |           13G            |   Page  2  of  14  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  President and Fellows of Harvard College                           |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 795,600 shares                           |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |      ---                                 |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 795,600 shares                           |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        |      ---                                 |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 795,600 shares                                                      |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 6.2%                                                                |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | EP                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 14 Pages

-------------------------                           ---------------------------
|CUSIP NO. 90328W105    |           13G            |   Page  3  of  14  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  The Harvard University Master Trust Fund                           |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 59,900 shares                            |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |      ---                                 |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 59,900 shares                            |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        |      ---                                 |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 59,900 shares                                                       |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 0.5%                                                                |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | EP                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 14 Pages

                                  SCHEDULE 13G
                                  ------------

Item 1(a)      Name of Issuer:
               U.S. Can Corporation

     1(b)      Address of Issuer's Principal Executive Offices:
               900 Commerce Drive
               Oak Brook, IL 60521

Item 2(a)      Name of Person Filing:

                    (i) President and Fellows of Harvard College ("P&F")

                    (ii) The Harvard University Master Trust Fund ("HUMT")

     2(b)      Address of Principal Business Office or, if none, Residence:

                    (i)  P&F:      c/o Harvard Management Company, Inc.
                                   600 Atlantic Avenue
                                   Boston, MA 02210

                    (ii) HUMT:     1350 Massachusetts Avenue
                                   Holyoke Center, Room 340
                                   Cambridge, MA 02138

     2(c)      Citizenship:

                    (i)  P&F: Massachusetts

                    (ii) HUMT: Massachusetts

     2(d)      Title of Class of Securities:
                    Common Stock

     2(e)      CUSIP Number:
                    90328W105

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
                    The entities filing are a Group in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4         Ownership:

     4(a)      Amount beneficially owned:

                    (i)  P&F: 795,600 shares

                    (ii) HUMT: 59,900 shares


                               Page 4 of 14 Pages

       4(b)    Percent of Class:

                    (i)  P&F: 6.2%

                    (ii) HUMT: 0.5%

       4(c)    Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:
                       (i)      P&F: 795,600 shares
                       (ii)     HUMT: 59,900 shares

               (ii) shared power to vote or to direct the vote:

                                ---------

               (iii) sole power to dispose or to direct the disposition of:
                       (i)      P&F: 795,600 shares
                       (ii)     HUMT: 59,900 shares

               (iv)  shared power to dispose or to direct the disposition of:

                                --------

Item 5         Ownership of Five Percent or Less of a Class:
                       Not Applicable.

Item 6         Ownership of More than Five Percent on Behalf of Another Person:
                       Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
               Company:
                       Not Applicable.

Item 8         Identification and Classification of Members of the Group:
                       See Exhibit A.

Item 9         Notice of Dissolution of Group:
                       Not Applicable.

Item 10        Certification:

               By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                               Page 5 of 14 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                        PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                                        By: /s/ Verne O. Sedlacek
                                            ------------------------------
                                            Name:  Verne O. Sedlacek
                                            Title: Authorized Signatory


                                        THE HARVARD UNIVERSITY MASTER TRUST FUND


                                         By: /s/ Verne O. Sedlacek
                                             -----------------------------
                                             Name:  Verne O. Sedlacek
                                             Title: Authorized Signatory

February 12, 1997

Pursuant to Rule 101(a)(2)(ii) of Regulation S-T, attached hereto as Exhibit B to this Schedule 13G-A is a copy of the initial Schedule 13G.


                               Page 6 of 14 Pages

                                    Exhibit A
                                    ---------

     Member of a Group                               Item 3 Classification
     -----------------                               ---------------------

(1)  President and Fellows of Harvard College                 EP

(2)  The Harvard University Master Trust Fund                 EP


                               Page 7 of 14 Pages

                                                                       Exhibit B
                                                                       ---------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                              U.S. Can Corporation
        ----------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    90328W105
                          -----------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [X] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 8 of 14 Pages

-------------------------                           ---------------------------
|CUSIP NO. 90328W105    |           13G            |   Page  9  of  14  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  President and Fellows of Harvard College                           |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 671,000 shares                           |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |      ---                                 |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 671,000 shares                           |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        |      ---                                 |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 671,000 shares                                                      |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 5.3%                                                                |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | EP                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 14 Pages

-------------------------                           ---------------------------
|CUSIP NO. 90328W105    |           13G            |   Page 10  of  14  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Harvard Yenching Institute                                         |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 13,600 shares                            |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |      ---                                 |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 13,600 shares                            |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        |      ---                                 |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 13,600 shares                                                       |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 0.1%                                                                |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | EP                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 10 of 14 Pages

                                  SCHEDULE 13G


Item 1(a)      Name of Issuer:
                    U.S. Can Corporation

     1(b)      Address of Issuer's Principal Executive Offices:
                    900 Commerce Drive
                    Oak Brook, IL  60521

Item 2(a)      Name of Person Filing:
                    (i)  President and Fellows of Harvard College ("P&F")
                    (ii) Harvard Yenching Institute ("HYI")

     2(b)      Address of Principal Business Office or, if none,
                    Residence:
                       (i) President and Fellows of Harvard College c/o Harvard Management Company, Inc.
                            600 Atlantic Avenue
                            Boston, MA  02210
                       (ii) Harvard Yenching Institute
                            2 Divinity Avenue
                            Cambridge, MA  02138

     2(c)      Citizenship:
                    (i)  P&F:  Massachusetts
                    (ii) HYI:   Massachusetts

     2(d)      Title of Class of Securities:
                       Common Stock

     2(e)      CUSIP Number:
                       90328W105

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):

                  The entities are filing as a Group in accordance with Rule 13d-1(b)(ii)(H).

Item 4(a)      Amount beneficially owned:
                       (i)  P&F:  671,000 shares
                       (ii) HYI:   13,600 shares


                              Page 11 of 14 Pages

     4(b)      Percent of Class:
                       (i)  P&F:  5.3%
                       (ii) HYI:  0.1%

     4(c)      Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:
                       (i)  P&F:  671,000 shares
                       (ii) HYI:   13,000 shares

               (ii) shared power to vote or to direct the vote:

                                ------

               (iii) sole power to dispose or to direct the disposition of:

                       (i)  P&F:  671,000 shares
                       (ii) HYI:   13,000 shares

               (iv) shared power to dispose or to direct the disposition of:

                                ------

Item 5         Ownership of Five Percent or less of a Class:
                       Not Applicable.

Item 6         Ownership of more than Five Percent on behalf of another person:
                       Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
               Company:
                       Not Applicable.

Item 8         Identification and Classification of Members of the Group:
                       See Exhibit A attached hereto.

Item 9         Notice of Dissolution of Group:
                       Not Applicable.

Item 10        Certification:

               By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                              Page 12 of 14 Pages

               After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                        PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                                        By: /s/ Verne O. Sedlacek
                                            ------------------------------
                                            Name:  Verne O. Sedlacek
                                            Title: Authorized Signatory


                                        HARVARD YENCHING INSTITUTE


                                        By:  /s/ Verne O. Sedlacek
                                             -----------------------------
                                             Name:  Verne O. Sedlacek
                                             Title: Authorized Signatory


February 13, 1996


                              Page 13 of 14 Pages

                                    EXHIBIT A
                                    ---------


Member of Group                                     Item 3 Classification
---------------                                     ---------------------

(1)President and Fellows of Harvard College                  EP

(2)Harvard Yenching Institute                                EP


                              Page 14 of 14 Pages